Exhibit 99.1

CONOLOG REPORTS RESULTS FOR

FISCAL QUARTER ENDED JANUARY 31, 2006

Somerville, NJ – March 16, 2006: Conolog Corporation (NASDAQ: CNLG) announced today the results for the three months ended January 31, 2006.

The Company reported total revenues of $ 66,275 for the fiscal quarter ended January 31, 2006; a decrease of 4.0% or $ 2,765 compared to revenues of $ 69,040 for the quarter ended January 31, 2005.

Selling, general and administrative expenses increased by $ 300,170 for the three months ended January 31, 2006 as compared to January 31, 2005. The Company attributes this increase to research, engineering and development costs for new products and the CM100 product line to be introduced next quarter.

As a result of the foregoing, the Company reported a net loss from continuing operations of $ 802,127 or ($ 0.11) per share compared to a Loss of $ 512,847 or

($ 0.12) per share for the quarters ended January 31, 2006 and 2005, respectively.

Chairman of Conolog Robert Benou stated, “Our cash position is strong. We have approximately $4.3 million in cash, which equates to $0.57 per share. Although the Company had less revenue for the quarter ended January 31, 2006, than it did for the quarter ended January 31, 2005, it continues to try to improve its sales.”

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit http://www.nfnonline.com/cnlg.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.